Exhibit 5.1

April 29, 2013

American Residential Properties, Inc.

7047 East Greenway Parkway, Suite 350

Scottsdale, AZ 85254

Re:	Registration Statement on Form S-11 (No. 333-187450)

Ladies and Gentlemen:

We have served as Maryland counsel to American Residential Properties, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the offering and sale of (i) up to 15,755,000 shares (the “Company Shares”) of common stock, $0.01 par value per share (the “Common Stock”), of the Company (including up to 2,055,000 Company Shares issuable pursuant to an over-allotment option), in an underwritten initial public offering of the Common Stock and (ii) up to 12,842,540 shares (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”) of Common Stock to be sold by certain selling stockholders named in the Registration Statement (as defined below) concurrent with the initial public offering, each covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, substantially in the form in which it will be transmitted to the Commission under the Act;

2. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

American Residential Properties, Inc.

April 29, 2013

5. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company, or a duly authorized committee thereof, relating to the registration, sale and issuance of the Shares, certified as of the date hereof by an officer of the Company;

6. A certificate executed by an officer of the Company, dated as of the date hereof; and

7. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of such party set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Selling Stockholder Shares have not been, and the Shares will not be, issued or transferred in violation of any restriction contained in Article VII of the Charter.

6. Upon issuance of any of the Company Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

American Residential Properties, Inc.

April 29, 2013

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Company Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Registration Statement, the Company Shares will be validly issued, fully paid and nonassessable.

3. The issuance of the Selling Stockholder Shares has been duly authorized and the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Venable LLP

122755-342495